UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 10 January 2012

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.01 - Holiday Trading Statement

Signet Jewelers Holiday Season Same Store Sales Increase 7.8%,
Led By Signet's US Division Up 9.2%
Guides to EPS Increase of 58% - 60% for Fiscal 2012

HAMILTON, Bermuda, January 10, 2012 - Signet Jewelers Ltd ("Signet") (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its sales for the nine weeks ended December 31, 2011 ("Holiday Season") and expectations for the year ending January 28, 2012 ("Fiscal 2012").

Same Store Sales to December 31, 2011
	9 weeks	48 weeks
• Signet Jewelers	up 7.8%	up 9.4%
• US division	up 9.2%	up 11.6%
• UK division	up 1.8%	up 0.8%

Expectations for Fiscal 2012
• Income before income taxes: $494 million - $501 million
• up 64% - 67%
• up 42% - 44% excluding non-recurring item in Fiscal 20111
• Diluted earnings per share: $3.67 - $3.72
• up 58% - 60%
• up 38% - 40% excluding non-recurring item in Fiscal 20111
• Free cash flow2 $230 million - $240 million

Quarterly Dividend
• The Board has declared a quarterly dividend of $0.10 per share

Mike Barnes, Chief Executive Officer, commented: "We are pleased with our Holiday Season performance, with same store sales up 7.8%.  We believe our strong performance in both the US and the UK for the Holiday Season and year to date is due to the exceptional execution by our teams in both divisions.  I would like to thank them all very much for their dedication and hard work.

Our performance is built on the long term competitive strengths of the business, including the great customer experience which our teams deliver, the strength of our merchandise, our continued investment in advertising to support our store concepts and merchandising initiatives, and our US customer finance programs, which are highly effective in supporting our customers' jewelry purchases.

We believe that Signet is well positioned for Fiscal 2013 and we will remain focused on providing our customers with an outstanding experience and investing in the business to further our competitive strengths, in order to continue to create shareholder value."

______________
1. Non-GAAP measure, excludes a make whole payment arising from prepayment of private placement notes on November 26, 2010 of $47.5 million, $29.5 million net of taxes and $0.34 per share ("the 'Make Whole' payment"); see Note 1.

2. Non-GAAP measure, net cash flows provided by operating activities less cash flows used in investing activities.

Conference Call

There will be a conference call today at 8.30 a.m. ET (1.30 p.m. GMT and 5.30 a.m. PT) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in	+1 (212) 444 0481	Access code: 5829246
European dial-in	+44 (0)20 7784 1036	Access code: 5829246
A replay of the conference call and a transcript of the call will be posted on Signet's website as soon as is practical after the call has ended and will be available for one year.

FISCAL 2012 GUIDANCE

For Fiscal 2012, income before income taxes is anticipated to be between $494 million and $501 million, up 64% to 67% (year ended January 29, 2011 ("Fiscal 2011"): $300.4 million).  Diluted earnings per share are expected to be between $3.67 and $3.72, an increase of 58% to 60% (Fiscal 2011: $2.32).  Fiscal 2011 included a 'Make Whole' payment arising from the prepayment in full of private placement notes on November 26, 2010, which amounted to $47.5 million, $29.5 million net of taxes and $0.34 per share; excluding this item, income before income taxes is expected to be up 42% to 44%, with diluted earnings per share expected to be up 38% to 40%; non-GAAP measures, see Note 1.

Management's financial objectives for Fiscal 2012 as set out in Signet's Form 10-K for Fiscal 2011 and the anticipated performance in Fiscal 2012 are set out below:
• Improve gross margin ratio.
○ Gross margin ratio in Fiscal 2012 is anticipated to be up 200 to 210 basis points compared to Fiscal 2011.
• Maintain selling, general and administrative costs to sales ratio broadly similar to Fiscal 2011.
○ Selling, general and administrative costs to sales ratio expected to be down 25 to 30 basis points, primarily reflecting an improved performance in the US division.
• Capital expenditure of $110 million to $130 million.
○ Capital expenditure anticipated to be $105 million to $110 million.
• Positive free cash flow1 (net cash flow from operations less cash flows used in investing activities) of between $150 million and $200 million.
○ Free cash flow expectation was raised at the time of the second quarter results to $175 million to $225 million, and is now expected to be $230 million to $240 million.

1. Non-GAAP measure.

QUARTERLY DIVIDEND AND SHARE BUYBACK PROGRAM

Reflecting the Board's confidence in the strength of the business, our ability to invest in growth initiatives, and the Board's commitment to building long term shareholder value, a quarterly cash dividend of $0.10 per Signet Common Share has been declared for the fourth quarter of Fiscal 2012, payable on February 27, 2012 to shareholders of record on January 27, 2012, with an ex-dividend date of January 25, 2012.

In addition, the $300 million share repurchase program over the next 24 months announced by the Board on October 26, 2011 becomes effective on January 16, 2012.

SALES PERFORMANCE TO DECEMBER 31, 2011

In the nine week period to December 31, 2011, same store sales were up 7.8%, compared to an increase of 8.1% in the nine weeks ended January 1, 2011 (the "Comparable nine weeks").  Total sales rose by 7.5% on a reported basis (Comparable nine weeks: 6.0%).  Internet sales increased by 39%.  The breakdown of the sales performance is set out in Table 1 below.

In the 48 weeks to December 31, 2011, same store sales increased 9.4%, compared to an increase of 6.6% in the 48 weeks ended January 1, 2011 (the "Comparable 48 weeks").  Total sales rose 9.6% on a reported basis (Comparable 48 weeks: 4.8%) and at constant exchange rates by 8.7% (Comparable 48 weeks: 5.5%); non-GAAP measure, see Table 1.  The US dollar to pound sterling exchange rate for the period was $1.60 (Comparable 48 weeks: $1.54).  Internet sales increased by 38%.  The breakdown of the sales performance is set out in Table 1 below.

Table 1
Period to December 31, 2011	9 Weeks			48 Weeks
	US	UK	Signet	US	UK	Signet
	%	%	%	%	%	%
Change in same store sales	9.2	1.8	7.8	11.6	0.8	9.4
Change in store space	-	(0.8)	(0.2)	(0.6)	(1.0)	(0.7)
Total change in sales at constant exchange rates1	9.2	1.0	7.6	11.0	(0.2)	8.7
Exchange translation impact	-	(0.1)	(0.1)	-	3.9	0.9
Change in sales as reported	9.2	0.9	7.5	11.0	3.7	9.6
1. Non-GAAP measure.

US division (about 81% of annual sales)

During the Holiday Season, the US division's same store sales rose 9.2% (Comparable nine weeks: 11.7%), and total sales were up 9.2% (Comparable nine weeks: 10.4%).  The breakdown of US sales performance is shown in Table 2 below.

Table 2 Change from previous year
		Same
9 weeks to December 31, 2011	Total	store
	sales	sales
Kay	10.6%	9.8%
Jared	11.3%	10.0%
Regional brands	(4.5)%	3.1%
US division	9.2%	9.2%

In the 48 weeks to December 31, 2011, same store sales increased by 11.6% (Comparable 48 weeks: 8.9%), with total sales up 11.0% (Comparable 48 weeks: 8.0%).   The breakdown of US sales performance is shown in Table 3 below.

Table 3 Change from previous year
		Same
48 weeks to December 31, 2011	Total	store
	sales	sales
Kay	12.5%	12.2%
Jared	13.4%	12.8%
Regional brands	(3.7)%	4.4%
US division	11.0%	11.6%

For Fiscal 2012, the participation in US merchandise sales of branded differentiated and exclusive merchandise is expected to increase by approximately 400 basis points to about 26% (Fiscal 2011: about 22%).

UK division (about 19% of annual sales)

During the Holiday Season, the UK division's same store sales increased 1.8% (Comparable nine weeks: decrease of 4.2%).  Total sales were up 0.9% (Comparable nine weeks: decrease of 8.8%) and at constant exchange rates, were up by 1.0% (Comparable 9 weeks: decrease of 5.3%); non-GAAP measure, see Table 1.  The breakdown of UK sales performance is shown in Table 4 below.

Table 4 Change from previous year
		Sales at
		constant	Same
9 weeks to December 31, 2011	Total	exchange	store
	sales	rates1,2	sales
H.Samuel	1.2%	1.0%	1.4%
Ernest Jones3	0.3%	1.0%	2.3%
UK division	0.9%	1.0%	1.8%

1. Non-GAAP measure, see Table 1.
2. The exchange translation impact on the total sales of H.Samuel was 0.2%, for Ernest Jones was -0.7% and for total UK was -0.1%.
3. Includes stores selling under the Leslie Davis nameplate.

In the 48 weeks to December 31, 2011, same store sales increased 0.8% (Comparable 48 weeks: decrease of 1.7%).  Total sales increased 3.7% (Comparable 48 weeks: decrease of 6.4%) and at constant exchange rates, decreased by 0.2% (Comparable 48 weeks: decrease of 3.3%); non-GAAP measure, see Table 1.  The breakdown of UK sales performance is shown in Table 5 below.

Table 5 Change from previous year
		Sales at
		constant	Same
48 weeks to December 31, 2011	Total	exchange	store
	sales	rates1,2	sales
H.Samuel	4.9%	1.0%	1.8%
Ernest Jones3	2.3%	(1.5)%	(0.3)%
UK division	3.7%	(0.2)%	0.8%

1. Non-GAAP measure, see Table 1.
2. The exchange translation impact on the total sales of H.Samuel was 3.9%, for Ernest Jones was 3.8% and for total UK was 3.9%.
3. Includes stores selling under the Leslie Davis nameplate.

Enquiries:	Tim Jackson, Investor Relations Director, Signet Jewelers	+1 (441) 296 5872
Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Signet is the largest specialty jewelry retailer in the US and the UK and operated 1,864 specialty retail jewelry stores at December 31, 2011, these included 1,328 stores in the US, where its store concepts include "Kay Jewelers", "Jared The Galleria Of Jewelry" and a number of regional names.  At the same date, Signet also operated 536 stores in the UK, where its store concepts are "H.Samuel", "Ernest Jones" and "Leslie Davis".  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

INVESTOR RELATIONS PROGRAM DETAILS

14th Annual ICR XChange Conference, Wednesday, January 11, 2012
Signet will be taking part in the ICR XChange Conference on Wednesday, January 11, 2012 at the Fontainebleau Miami Beach, Miami Beach, Florida.  Present will be Mike Barnes, Chief Executive Officer, Ronald Ristau, Chief Financial Officer and Tim Jackson, Investor Relations Director.  The presentation, which is scheduled for 2.50 pm ET, will be webcast and available for replay on www.signetjewelers.com.

Société Générale Retail Conference, Tuesday, January 31, 2012
Signet will be taking part in the Société Générale Retail Conference on Tuesday, January 31, 2012 in Paris.  Present will be Tim Jackson, Investor Relations Director.

UBS Retail Conference, Wednesday, February 1, 2012
Signet will be taking part in the UBS Retail Conference on Wednesday, February 1, 2012 in Frankfurt.  Present will be Tim Jackson, Investor Relations Director.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, priorities, growth, strategies and the industry in which Signet operates.  The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2011.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Note 1 - Non-GAAP Measures

Impact of 'Make Whole' Payment
On November 26, 2010, Signet incurred a $47.5 million non-recurring 'Make Whole' payment arising from the prepayment in full of its private placement notes. Management considers it useful to exclude this significant, unusual and non-recurring item to analyze and explain changes and trends in Signet's results. The impact is shown below:

	Income before income taxes	Diluted EPS
	$ million	$
Fiscal 2011	300.4	2.32
Impact of 'Make Whole' payment	47.5	0.34
As Adjusted	347.9	2.66

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: January 10, 2012	By:	/s/ Ronald Ristau
Ronald Ristau
Chief Financial Officer